Exhibit 99.5

PART I

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Note: The information contained in this Item has been updated for the change to reportable segments discussed in the Notes to the Consolidated Financial Statements.

The following discussion should be read in conjunction with our Consolidated Financial Statements and accompanying Notes thereto included in our Current Report on Form 8-K filed on November 19, 2015.

Except as expressly indicated or unless the context otherwise requires, the “Company,” “we,” “our” or “us” means Builders FirstSource, Inc. and its subsidiaries, including ProBuild Holdings LLC (“ProBuild”), as of July 31, 2015.

OVERVIEW

We are a leading supplier and manufacturer of structural and related building products for residential new construction in the U.S. We offer an integrated solution to our customers providing manufacturing, supply and installation of a full range of structural and related building products. Our manufactured products include our factory-built roof and floor trusses, wall panels and stairs, aluminum and vinyl windows, custom millwork and trim, as well as engineered wood that we design and cut for each home. We also assemble interior and exterior doors into pre-hung units. Additionally, we supply our customers with a broad offering of professional grade building products not manufactured by us, such as dimensional lumber and lumber sheet goods, various window, door and millwork lines, as well as cabinets, roofing and hardware. Our full range of construction-related services includes professional installation, turn-key framing and shell construction, and spans all our product categories.

We group our building products into six product categories:

•	Lumber & Lumber Sheet Goods. Lumber & lumber sheet goods include dimensional lumber, plywood, and OSB products used in on-site house framing.
•

Windows, Door & Millwork. Windows & doors are comprised of the manufacturing, assembly, and distribution of windows and the assembly and distribution of interior and exterior door units. Millwork includes interior trim, exterior trim, columns and posts that we distribute, as well as custom exterior features that we manufacture under the Synboard ® brand name.

•	Manufactured Products. Manufactured products consist of wood floor and roof trusses, steel roof trusses, wall panels, stairs, and engineered wood.
•	Gypsum, Roofing & Insulation. Gypsum, roofing, & insulation include wallboard, metal studs and trims, ceilings, joint treatment and finishes, stucco and exteriors.
•	Siding, metal, and concrete. Siding, metal, and concrete includes vinyl, composite, and wood siding, other exteriors, and cement.
•

Other Building Products & Services. Other building products & services are comprised of products such as cabinets and hardware as well as services such as turn-key framing, shell construction, design assistance, and professional installation spanning the majority of our product categories.

Our operating results are dependent on the following trends, events and uncertainties, some of which are beyond our control:

•

Homebuilding Industry. Our business is driven primarily by the residential new construction market, which is in turn dependent upon a number of factors, including demographic trends, interest rates, consumer confidence, employment rates, foreclosure rates, and the health of the economy and mortgage markets. During the housing downturn, which began in 2006, many homebuilders significantly decreased their starts because of lower demand and an excess of home inventory. The housing market started to strengthen in 2011. According to the U.S. Census Bureau, annual U.S. single-family housing starts were 647,300 in 2014. However, single-family housing starts remain well below the historical average (from 1959 through 2013) of 1.0 million per year. Due to the lower levels in housing starts and increased competition for homebuilder business, we have and will continue to experience pressure on our gross margins. We still believe there are several meaningful trends that indicate U.S. housing demand will likely recover in the long term and that the recent downturn in the housing industry is likely a trough in the cyclical nature of the residential construction industry. These trends include relatively low interest rates, the aging of housing stock, and normal population growth due to immigration and birthrate exceeding death rate. Industry forecasters, including the NAHB, expect to see continued improvement in housing demand over the next few years.

•

Targeting Large Production Homebuilders. Over the past ten years, the homebuilding industry has undergone consolidation, and the larger homebuilders have increased their market share. We expect that trend to continue as larger homebuilders have better liquidity and land positions relative to the smaller, less capitalized homebuilders. Our focus is on maintaining relationships and market share with these customers while balancing the competitive pressures we are facing in servicing large homebuilders with certain profitability expectations. Our sales to the “Builder 100,” the country’s largest 100 homebuilders, increased 8.1% during 2014, compared to a 7.7% increase in our total sales for the year. We expect that our ability to maintain strong relationships with the largest builders will be vital to our ability to expand into new markets as well as grow our market share. Additionally, we have been successful in expanding our custom homebuilder base while maintaining acceptable credit standards.

•

Use of Prefabricated Components. Prior to the housing downturn, homebuilders were increasingly using prefabricated components in order to realize increased efficiency and improved quality. Shortening cycle time from start to completion was a key imperative of the homebuilders during periods of strong consumer demand. During the housing downturn, that trend decelerated as cycle time had less relevance. Customers who traditionally used prefabricated components, for the most part, still do. However, the conversion of customers to this product offering slowed during the downturn. We are now seeing the demand for prefabricated components increase as the residential new construction market continues to strengthen and the availability of skilled construction labor remains limited.

•

Economic Conditions. Economic changes both nationally and locally in our markets impact our financial performance. The building products supply industry is highly dependent upon new home construction and subject to cyclical market changes. Our operations are subject to fluctuations arising from changes in supply and demand, national and local economic conditions, labor costs, competition, government regulation, trade policies and other factors that affect the homebuilding industry such as demographic trends, interest rates, single-family housing starts, employment levels, consumer confidence, and the availability of credit to homebuilders, contractors, and homeowners. Beginning in 2007, the mortgage markets  experienced substantial disruption due to increased defaults. This resulted in a stricter regulatory environment and reduced availability of mortgages for potential homebuyers due to an illiquid credit market and tighter standards to qualify for mortgages. Mortgage financing and commercial credit for smaller homebuilders continue to be constrained, although there have been recent signs of easing. As the housing industry is dependent upon the economy as well as potential homebuyers’ access to mortgage financing and homebuilders’ access to commercial credit, it is likely that the housing industry will not fully recover until conditions in the economy and the credit markets further improve.

•

Cost of Materials. Prices of wood products, which are subject to cyclical market fluctuations, may adversely impact operating income when prices rapidly rise or fall within a relatively short period of time. We purchase certain materials, including lumber products, which are then sold to customers as well as used as direct production inputs for our manufactured and prefabricated products. Short-term changes in the cost of these materials, some of which are subject to significant fluctuations, are sometimes passed on to our customers, but our pricing quotation periods may limit our ability to pass on such price changes. We may also be limited in our ability to pass on increases on in-bound freight costs on our products. Our inability to pass on material price increases to our customers could adversely impact our operating results.

•

Controlling Expenses. Another important aspect of our strategy is controlling costs and enhancing our status as a low-cost building materials supplier in the markets we serve. We pay close attention to managing our working capital and operating expenses. We have a “best practices” operating philosophy, which encourages increasing efficiency, lowering costs, improving working capital, and maximizing profitability and cash flow. We constantly analyze our workforce productivity to achieve the optimum, cost-efficient labor mix for our facilities. Further, we pay careful attention to our logistics function and its effect on our shipping and handling costs.

•

Expand into Multi-Family and Light Commercial Business. Our primary focus has been, and continues to be, on single-family residential new construction. However, we have recently acquired companies with multi-family manufacturing capabilities to further diversify our customer base. We will continue to identify opportunities for profitable growth in the multi-family and light commercial markets.

RECENT DEVELOPMENTS

Acquisitions

On June 30, 2014, the Company acquired certain assets and the operations of Slone Lumber Company, Inc. (“Slone”) for $8.7 million in cash. Based in Houston, Texas, Slone is a full-line building materials supplier. Slone’s product offerings include lumber, engineered beams, interior and exterior door units, moulding, trim, and cabinets. Slone also offers installation services on exterior doors, shutters, and cabinets.

On July 31, 2014, the Company acquired certain assets and the operations of West Orange Lumber Company, Inc. (“West Orange”) for $9.8 million in cash. Based in Groveland, Florida, West Orange supplies lumber, roof and floor trusses, custom windows and doors, as well as installation services, to both residential homebuilders and commercial contractors in central Florida.

On August 6, 2014, the Company acquired certain assets and the operations of Truss Rite, LLC (“Truss Rite”) for $14.6 million in cash. Based in Sherman, Texas, Truss Rite primarily manufactures wood roof and floor trusses for large multi-family and commercial projects throughout Texas and parts of Oklahoma. Truss Rite predominately serves developers and general contractors in the multi-family residential housing sector.

On October 1, 2014, the Company acquired certain assets and the operations of Trim Tech of Austin, Inc. (“Trim Tech”) for $19.4 million in cash. Trim Tech is based in Hutto, Texas, which is approximately 30 miles north of downtown Austin. Trim Tech is a turn-key supplier of custom cabinets, interior and exterior doors, stair parts, and custom millwork and molding.

On December 22, 2014 the Company acquired certain assets and the operations of Empire Truss, Ltd. (“Empire”) for $16.8 million in cash. Empire is a Texas-based manufacturer of custom designed roof trusses and floor trusses, and a distributor of engineered wood products with its primary operations located in Huntsville, Texas, approximately 65 miles north of downtown Houston. Empire also operates a manufacturing facility in Ferris, Texas, which is 20 miles southeast of Dallas.  Empire’s primary focus is on multi-family and light commercial customers.

On February 6, 2015 the Company acquired certain assets and the operations of Timber Tech Texas, Inc. (“Timber Tech”) for $5.8 million in cash. Timber Tech is based in Cibolo, Texas, which is approximately 25 miles northeast of downtown San Antonio. Timber Tech is a manufacturer of roof trusses, floor trusses, wall panels and sub-components, as well as a supplier of glue laminated timber and veneer lumber beams.

These transactions were accounted for by the acquisition method. Accordingly, the results of operations will be included in the Company’s consolidated financial statements from their respective acquisition dates. The purchase price will be allocated to the assets acquired based on estimated fair values at the acquisition date, with the excess of purchase price over the estimated fair value of the net assets acquired recorded as goodwill.

2013 Facility Borrowing

On July 31, 2014, we borrowed $30.0 million under our $175.0 million senior secured revolving credit facility (“2013 facility”) at an interest rate of 1.98%.  Amounts borrowed under our 2013 facility will be used to fund working capital needs and potential future acquisitions.

CURRENT OPERATING CONDITIONS AND OUTLOOK

Though the level of housing starts remains near historic lows, the homebuilding industry has shown improvement since 2011. According to the U.S. Census Bureau, actual U.S. single-family housing starts for 2014 were 647,300, an increase of 4.8% compared to 2013, but approximately 55.8% lower than when the downturn began in 2006. Actual single-family starts in the South Region, as defined by the U.S. Census Bureau and which encompasses our entire geographic footprint, increased to 345,500 in the current year, up 6.0% from 2013, while single-family units under construction in the South Region increased 14.0% compared to 2013. While the housing industry has strengthened over the past few years, the limited availability of credit to smaller homebuilders and potential homebuyers and the slow economic recovery, among other factors, have hampered a stronger recovery. The NAHB is forecasting 803,500 U.S. single-family housing starts for 2015, which is an increase of 24.2% from 2014. However, our internal forecasts are based on a more conservative 715,000 U.S. single-family housing starts for 2015.

We achieved a 7.7% increase in sales during 2014 as compared to the prior year. Excluding the impact of recent acquisitions, we estimate sales increased 7.9% due to increased volume, which was partially offset by a 2.1% decrease due to the impact of commodity price deflation on sales, while sales increased an additional 1.9% due to recent acquisitions during the year ended December 31, 2014 compared to the prior year. We believe our broad offering of products and services will allow us to continue to gain market share and expand our customer base. Our gross margin percentage increased 0.8% year over year primarily due to improved customer pricing and lower volatility in commodity lumber prices in 2014 compared to 2013. We made significant changes to our business during the downturn that have improved our operating efficiency and allowed us to better leverage our operating costs against changes in sales. However, our selling, general, and administrative expenses, as a percentage of sales, increased 0.9% in the current year compared to 2013 primarily due to the negative impact of commodity price deflation on our sales in 2014 as well as incremental expense associated with increasing our capacity in anticipation of increasing sales volumes.

We still believe the long-term outlook for the housing industry is positive due to growth in the underlying demographics. We feel we are well-positioned to take advantage of the construction activity in our markets and to continue to increase our market share, which may include strategic acquisitions. We will continue to focus on working capital by closely monitoring the credit exposure of our customers and by working with our vendors to improve our payment terms and pricing on our products. We will also continue to work diligently to achieve the appropriate balance of short-term expense control while maintaining the expertise and capacity to grow the business as market conditions improve. We want to create long-term shareholder value and avoid taking steps that will limit our ability to compete.

RESULTS OF OPERATIONS

The following table sets forth the percentage relationship to sales of certain costs, expenses and income items for the years ended December 31:

	2014	2013	2012
Sales	100.0%	100.0%	100.0%
Cost of sales	77.7%	78.5%	80.0%
Gross margin	22.3%	21.5%	20.0%
Selling, general and administrative expenses	19.1%	18.3%	20.8%
Asset impairments	0.0%	0.0%	0.0%
Facility closure costs	0.1%	0.0%	0.0%
Income (loss) from operations	3.1%	3.2%	(0.8)%
Interest expense, net	1.9%	6.0%	4.2%
Income tax expense	0.1%	0.1%	0.1%
Income (loss) from continuing operations	1.1%	(2.9)%	(5.1)%
Loss from discontinued operations, net of tax	(0.0)%	(0.0)%	(0.2)%
Net income (loss)	1.1%	(2.9)%	(5.3)%

2014 Compared with 2013

Sales. Sales for the year ended December 31, 2014 were $1,604.1 million, a 7.7% increase from sales of $1,489.9 million for 2013. Excluding the impact of recent acquisitions our sales grew 5.8% for the year ended December 31, 2014 compared to the prior year. According to the U.S Census Bureau, actual U.S. single-family housing starts increased 4.8% in 2014 as compared to 2013. In the South Region, actual single-family starts increased 6.0% compared to 2013, and single-family units under construction increased 14.0% over this same time period. Excluding the impact of recent acquisitions, we estimate sales increased 7.9% due to increased volume, which was partially offset by a 2.1% decrease due to the impact of commodity price deflation on sales, while sales increased an additional 1.9% due to recent acquisitions during the year ended December 31, 2014 compared to the prior year.

The following table shows sales classified by major product category (dollars in millions):

	2014		2013
	Sales	% of Sales	Sales	% of Sales	% Change
Lumber & lumber sheet goods	$563.4	35.1%	$570.8	38.3%	(1.3)%
Windows, doors & millwork	505.5	31.5%	435.8	29.3%	16.0%
Manufactured products	333.6	20.8%	295.5	19.8%	12.9%
Gypsum, roofing & insulation	46.9	2.9%	46.4	3.1%	1.2%
Siding, metal & concrete products	41.8	2.6%	37.9	2.5%	10.3%
Other building products & services	112.9	7.1%	103.5	7.0%	9.0%
Total sales	$1,604.1	100.0%	$1,489.9	100.0%	7.7%

Increased sales were achieved across all product categories, except lumber and lumber sheet goods, primarily due to increased volume. The decrease in sales for lumber and lumber sheet goods is primarily attributable to the impact of commodity price deflation, which was mostly offset by an increase in volume, for the year ended December 31, 2014 compared to the prior year.

Gross Margin. Gross margin increased $37.1 million to $357.0 million. Our gross margin percentage increased from 21.5% in 2013 to 22.3% in 2014, a 0.8% increase. Our gross margin percentage increased primarily due to improved customer pricing and lower volatility in commodity lumber prices during the year ended December 31, 2014 compared to the prior year.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $34.6 million, or 12.7%. Our salaries and benefits expense, excluding stock compensation expense, was $191.1 million for 2014, an increase of $19.4 million from 2013. Delivery expenses increased $5.9 million and office general and administrative expense increased $4.3 million primarily due to increased sales volume. Occupancy expenses increased $3.0 million, primarily due to acquisitions and expansions at existing facilities.

As a percentage of sales, selling, general and administrative expenses increased from 18.2% in 2013 to 19.1% in 2014. As a percentage of sales, salaries and benefits expense, excluding stock compensation expense, increased 0.4%, delivery costs increased by 0.1%, our office general and administrative expense increased 0.1% and occupancy expenses increased by 0.1%. These increases were primarily due to the negative impact of commodity lumber price deflation on our sales during 2014.

Interest Expense, net. Interest expense was $30.3 million in 2014, a decrease of $59.3 million from 2013. The decrease is primarily related to our refinancing in the second quarter of 2013, which included $10.6 million of interest on our then outstanding $225.0 million first-lien term loan due 2015 (“term loan”), the write-off of $6.8 million in unamortized debt discount and $2.1 million of debt issuance costs, and a $39.5 million prepayment premium related to the early termination of the term loan.

Income Tax Expense. We recorded income tax expense of $1.1 million and $0.8 million during 2014 and 2013, respectively. We recorded a $7.2 million reduction to our valuation allowance due to utilization of net operating loss carryforwards to reduce our taxable income in 2014. We recorded an after-tax, non-cash valuation allowance of $15.3 million related to our net deferred tax assets for 2013, which is exclusive of $0.6 million primarily related to reversals of uncertain tax positions due to statute expirations that affected our net operating loss carryforward and valuation allowance. Absent this valuation allowance, our effective tax rate would have been 42.1% and 35.0% for 2014 and 2012, respectively.

2013 Compared with 2012

Sales. Sales for the year ended December 31, 2013 were $1,489.9 million, a 39.2% increase from sales of $1,070.7 million for 2012. Actual U.S. single-family housing starts increased 15.5% in 2013 as compared to 2012. In the South Region, actual single-family starts also increased 15.5% compared to 2012, and single-family units under construction increased 25.4% over this same time period. We achieved this increase in sales as we continued to expand our customer base while increasing sales to current customers. We estimate sales increased 29.2% due to volume and 10.0% due to price for the year ended December 31, 2013 compared to the year ended December 31, 2012.

The following table shows sales classified by major product category (dollars in millions):

	2013		2012
	Sales	% of Sales	Sales	% of Sales	% Change
Lumber & lumber sheet goods	$570.8	38.3%	$381.2	35.6%	49.7%
Windows, doors & millwork	435.8	29.3%	330.9	30.9%	31.7%
Manufactured products	295.5	19.8%	205.0	19.1%	44.2%
Gypsum, roofing & insulation	46.4	3.1%	40.9	3.8%	13.2%
Siding, metal & concrete products	37.9	2.5%	31.4	2.9%	20.8%
Other building products & services	103.5	7.0%	81.3	7.7%	27.3%
Total sales	$1,489.9	100.0%	$1,070.7	100.0%	39.2%

Increased sales volume was achieved across all product categories. Commodity prices for lumber and lumber sheet goods were on average 17.8% higher in 2013 compared to 2012. During 2013 and 2012, prices rose to levels not seen on a consistent basis since 2005 and 2006. This commodity price inflation contributed to sales growth for lumber & lumber sheet goods and manufactured products exceeding that of our other product categories. Growth in manufactured products was also due to increased customer demand for these products as builders have become more focused on reducing construction cycle time.

Gross Margin. Gross margin increased $105.4 million to $319.9 million. Our gross margin percentage increased from 20.0% in 2012 to 21.5% in 2013, a 1.5% increase. Our gross margin percentage increased 0.9% due to improved customer pricing, 0.5% due to leveraging fixed costs within cost of goods sold and 0.1% due to improved sales mix.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $49.6 million, or 22.3%. Our salaries and benefits expense, excluding stock compensation expense, was $171.7 million for 2013, an increase of $34.1 million from 2012. Delivery expenses increased $6.7 million primarily due to higher fuel costs and increased maintenance costs on vehicles as a result of increased sales volume. Occupancy expenses increased $1.6 million and our office general and administrative expense increased $6.5 million, primarily due to increased sales volumes in 2013.

As a percent of sales, selling, general and administrative expenses, excluding asset impairments and stock compensation expense, decreased from 20.4% in 2012 to 18.0% in 2013. Salaries and benefits expense, excluding stock compensation expense, decreased 1.3% and delivery costs decreased by 0.7%. Occupancy decreased by 0.4% due to the fixed nature of the category and our office general and administrative expense decreased 0.1%.

Interest Expense, net. Interest expense was $89.6 million in 2013, an increase of $44.5 million primarily related to our 2013 refinancing. The increase includes $6.8 million of unamortized debt discount and $2.1 million of debt issuance cost write-offs, as well as a $39.5 million prepayment premium all related to the early termination of our term loan.  These increases were partially offset by a   $3.5 million decrease in fair value adjustments in 2013 from 2012 on the warrants issued as part of the term loan entered into in 2011.

Income Tax Expense. We recorded income tax expense of $0.8 million and $0.6 million during 2013 and 2012, respectively. We recorded an after-tax, non-cash valuation allowance of $15.3 million related to our net deferred tax assets for 2013, which is exclusive of $0.6 million primarily related to reversals of uncertain tax positions due to statute expirations that affected our net operating loss carryforward and valuation allowance. We recorded an after-tax valuation allowance of $19.6 million related to our net deferred tax assets for 2012. Absent this valuation allowance, our effective tax rate would have been 35.0% and 35.3% for 2013 and 2012, respectively.

Results by Reportable Segment

The following tables show net sales and income (loss) from continuing operations before income taxes by reportable segment (dollars in millions):

	Year ended December 31,
	Net sales					Income (loss) from continuing operations before income taxes
	2014	% of net sales	2013	% of net sales	% change	2014	% of net sales	2013	% of net sales	% change
Northeast	$229,998	15.5%	$239,860	17.3%	-4.1%	$3,464	0.2%	$5,715	0.4%	-39.4%
Southeast	675,763	45.6%	653,324	47.2%	3.4%	5,222	0.4%	8,958	0.7%	-41.7%
South	574,917	38.9%	492,314	35.5%	16.8%	6,512	0.4%	1,783	0.1%	265.2%
West	—	—	—	—	—	—	—	—	—	—
	$1,480,678	100.0%	$1,385,498	100.0%		$15,198	1.0%	$16,456	1.2%

	Year ended December 31,
	Net sales					Income (loss) from continuing operations before income taxes
	2013	% of net sales	2012	% of net sales	% change	2013	% of net sales	2012	% of net sales	% change
Northeast	$239,860	17.3%	$175,006	17.5%	37.1%	$5,715	0.4%	$(1,711)	-0.2%	434.0%
Southeast	653,324	47.2%	484,638	48.6%	34.8%	8,958	0.6%	(7,418)	-0.7%	220.8%
South	492,314	35.5%	337,641	33.9%	45.8%	1,783	0.1%	(13,466)	-1.4%	113.2%
West	—	—	—	—	—	—	—	—	—	—
	$1,385,498	100.0%	$997,285	100.0%		$16,456	1.1%	$(22,595)	-2.3%

As a result of our reorganization following the ProBuild acquisition on July 31, 2015, we now have four reportable segments based on an aggregation of the geographic regions in which we operate: the “Northeast” reportable segment, the “Southeast” reportable segment, the “South” reportable segment and the “West” reportable segment.  The West reportable segment operations were acquired through the ProBuild acquisition.

Excluding the impact of recent acquisitions, net sales for the year ended December 31, 2014 compared to the year ended December 31, 2013 increased 3.4% and 13.4% in our Southeast and South reportable segments, respectively, due to volume increases which outpaced the commodity price deflation offset.  According to the U.S Census Bureau, the actual U.S. single-family housing starts increased 4.8% in 2014 as compared to 2013, with single family starts in the South Region ahead of the national average increasing 6.0% compared to 2013.  Net sales for our Northeast reportable segment decreased 4.1% for the year ended December 31, 2014 compared to 2013 due to slower regional sales growth which was not enough to overcome the commodity price deflation impact.  Net sales for the year ended December 31, 2013 compared to the year ended December 31, 2012 increased across all of the Company’s reportable segments due to the compounding impact of volume increases and commodity price inflation.

LIQUIDITY AND CAPITAL RESOURCES

Our primary capital requirements are to fund working capital needs and operating expenses, meet required interest and principal payments, and to fund capital expenditures and potential future acquisitions. Our capital resources at December 31, 2014 consist of cash on hand and borrowing availability under our revolving credit facility.

Our 2013 facility is primarily used for working capital, general corporate purposes, and funding acquisitions. Availability under the 2013 facility is determined by a borrowing base. Our borrowing base consists of trade accounts receivable, inventory and other receivables, including progress billings and credit card receivables, that meet specific criteria contained within the credit agreement, minus agent specified reserves. Net borrowing availability is the sum of the maximum borrowing amount minus outstanding borrowings and letters of credit.

The following table shows our borrowing base and excess availability as of December 31, 2014 and December 31, 2013 (in millions):

	As of
	December 31, 2014	December 31, 2013
Accounts Receivable Availability	$102.8	$99.3
Inventory Availability	79.6	67.6
Other Receivables Availability	11.5	11.0
Gross Availability	193.9	177.9
Less:
Agent Reserves	(8.0)	(6.9)
Borrowing Base	185.9	171.0
Aggregate Revolving Commitments	175.0	175.0
Maximum Borrowing Amount (lesser of Borrowing Base and Aggregate Revolving Commitments)	175.0	171.0
Less:
Outstanding Borrowings	(30.0)	—
Letters of Credit	(15.6)	(13.9)
Net Borrowing Availability on Revolving Facility	$129.4	$157.1
Plus:
Cash in Qualified Accounts	16.7	54.2
Excess Availability, as defined	$146.1	$211.3

As of December 31, 2014, we had $30.0 million in outstanding borrowings under our 2013 facility and our net borrowing availability was $129.4 million after being reduced by outstanding letters of credit of approximately $15.6 million. Excess availability is the sum of our net borrowing availability plus qualified cash, defined as cash on deposit that is subject to a control agreement in favor of the agent. Excess availability must equal or exceed a minimum specified amount, currently $17.5 million, or we are required to meet a fixed charge coverage ratio of 1 to 1. At December 31, 2014, our excess availability was $146.1 million, including $129.4 million in net borrowing availability and $16.7 million in qualified cash. We were not in violation of any covenants or restrictions imposed by any of our debt agreements at December 31, 2014.

Liquidity

Our liquidity at December 31, 2014 was $147.2 million, which includes $129.4 million in net borrowing availability under the 2013 facility and $17.8 million of cash on hand. We are expecting increased stability and continued improvement in the housing industry in 2015. Beyond 2015, it is difficult for us to predict what will happen as our industry is dependent on a number of factors, including national economic conditions, employment levels, the availability of credit for homebuilders and potential home buyers, the level of foreclosures, existing home inventory, and interest rates.

We believe our liquidity is sufficient to meet our needs in 2015. We expect to generate cash of approximately $10-$30 million in 2015 and to end the year with (i) cash of $25-$45 million and (ii) liquidity of approximately $160-$180 million. This forecast is based on 715,000 U.S. single-family housing starts for 2015, market prices for commodity products remaining relatively stable for the year, improvement in gross margin, an operating expense structure consistent with current levels, and capital expenditures of approximately $25-$30 million. We considered various scenarios when evaluating our liquidity for 2015, including housing starts consistent with 2014. We do not expect working capital to be a source of funds for the next twelve months.

In the event that housing starts or sales volume for 2015 are higher or lower than expected, or if other assumptions used in our forecasting differ from actual results, our forecasted cash usage and liquidity levels may change. Should the current industry conditions deteriorate or we pursue acquisitions, we may be required to raise additional funds through the sale of common stock or debt in the public capital markets or in privately negotiated transactions. There can be no assurance that any of these financing options would be available on favorable terms, if at all. Alternatives to help supplement our liquidity position could include, but are not limited to, idling or permanently closing additional facilities, adjusting our headcount in response to current business conditions, attempts to renegotiate leases, and divesting of non-core businesses. There are no assurances that these steps would prove successful.

Since the beginning of the housing downturn, a primary focus has been on protecting our liquidity. Our action plan, which consisted of generating new business, reducing physical capacity, adjusting staffing levels, implementing cost containment programs, managing credit tightly, raising additional capital when needed, and conserving cash allowed us to mitigate the effects of the difficult industry conditions. While we continue to focus on these areas, we also plan to prudently utilize our liquidity to support anticipated sales growth, primarily related to our working capital, delivery fleet and staffing levels. Also, we have and will likely continue to selectively pursue strategic acquisitions, which may impact our liquidity.

Consolidated Cash Flows

Cash provided by operating activities was $27.5 million in 2014 compared to cash used in operating activities of $47.6 million in 2013. The change of $75.1 million was primarily due to our refinancing in the second quarter of 2013 and our improved financial performance in 2014. Cash interest payments were $28.3 million in 2014 compared to $78.2 million in 2013. The $78.2 million in cash interest payments in 2013 included a $39.5 million prepayment penalty related to the termination of our term loan. In addition, our working capital only increased $7.8 million compared to an increase in working capital of $31.8 million in 2013.

Cash used in operating activities was $47.6 million and $66.9 million for 2013 and 2012, respectively. Of the cash used in operating activities, approximately $78.2 million and $37.8 million were cash interest payments in 2013 and 2012, respectively. The $78.2 million in cash interest payments for 2013 includes a non-recurring $39.5 million prepayment premium related to the termination of our term loan. In addition, approximately $31.8 million and $34.0 million of the cash used in operating activities were due to increases in working capital for 2013 and 2012, respectively. The increases in accounts receivable and inventory were partially offset by an increase in accounts payable and accrued liabilities. For 2013 and 2012 these increases in working capital and cash interest payments were partially offset by a reduction in cash used in operations primarily due to increased sales and improved profitability.

Cash used in investing activities increased $95.4 million in 2014 compared to 2013. The increase is primarily due to $69.3 million in cash used for acquisitions in 2014 and a $10.7 million increase in capital expenditures in 2014 compared to 2013. The remaining change is primarily due to a decrease of $13.0 million in restricted cash related to the transfer of our outstanding letters of credit from the previous facility to our new letter of credit sub-facility, which eliminated our cash collateral requirement for outstanding letters of credit in 2013. The increase in capital expenditures during 2014 primarily relates to the purchase of facilities in Greensboro, NC, Conroe, TX, and Schertz, TX, improvements related to the relocation of two facilities, as well as purchasing machinery and equipment to support sales growth and to increase capacity at existing locations.

Cash provided by investing activities was $0.6 million in 2013 compared to cash used in investing activities of $9.0 in 2012. The change was primarily due to a decrease of $11.9 million in restricted cash during 2013 compared to 2012 as our cash collateral requirement for outstanding letters of credit was eliminated. Proceeds from the sale of property, plant and equipment increased by $2.4 million in 2013 compared to 2012. Partially offsetting these changes, our capital expenditures increased $4.7 million in 2013 compared to 2012 primarily related to purchasing a facility in Knoxville, TN as well as purchasing machinery and equipment to support sales growth and to increase capacity at existing locations.

Cash provided financing activities for 2014 was $30.4 million compared to cash used in financing activities in 2013 of $29.7 million. Cash provided by financing activities for 2014 primarily relates to our $30.0 million borrowing under the 2013 facility. Cash used in 2013 primarily relates to our refinancing in the second quarter of 2013. In the second quarter of 2013 we issued $350.0 million of 7.625% senior secured notes due 2021 (“2021 notes ‘) and repaid our $225.0 million term loan and $139.7 million of our second priority senior secured floating rate notes due 2016 (“2016 notes”). The remaining change is primarily due to $15.6 million in payments of deferred loan costs related to our 2013 facility and 2021 notes.

Cash used in financing activities was $29.7 million in 2013 compared to cash provided by financing activities of $60.5 million in 2012. In 2013, we issued $350.0 million of 2021 notes and repaid our $225.0 term loan and $139.7 million of 2016 notes. The remaining change in 2013 is primarily due to $15.6 million in payments of deferred loan costs related to our 2013 facility and the 2021 notes.  In 2012, our net cash provided by financing activities of $60.5 million was primarily due to the $62.1 million of proceeds from the amendment to our term loan, net of debt discount, partially offset by $1.6 million of payments of deferred loan costs.

Capital Expenditures

Capital expenditures vary depending on prevailing business factors, including current and anticipated market conditions. Historically, capital expenditures have for the most part remained at relatively low levels in comparison to the operating cash flows generated during the corresponding periods. We expect our 2015 capital expenditures to be approximately $25-$30 million primarily related to rolling stock, equipment and facility improvements to support our operations.

DISCLOSURES OF CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The following summarizes our contractual obligations as of December 31, 2014 (in thousands):

	Payments Due by Period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$383,904	$30,074	$277	$113	$353,440
Interest on long-term debt(1)	177,739	28,252	56,091	54,832	38,564
Operating leases	106,235	24,554	39,827	25,236	16,618
Uncertain tax positions(2)	—	—	—	—	—
Total contractual cash obligations	$667,878	$82,880	$96,195	$80,181	$408,622

(1)

We had $30.0 million in borrowings under the 2013 facility as of December 31, 2014. Borrowings under the 2013 facility bear interest at a variable rate. Therefore, actual interest may differ from the amounts presented above due to any future borrowing activity under the 2013 facility.

(2)

We have $0.4 million of uncertain tax positions recorded in long-term liabilities or as a reduction to operating loss carryforwards. We also have $0.3 million in interest and penalties accrued related to these uncertain tax positions. It is not reasonably possible to predict at this time when (or if) any of these amounts will be settled.

The amounts reflected in the table above for operating leases represent future minimum lease payments under non-cancelable operating leases with an initial or remaining term in excess of one year at December 31, 2014. Purchase orders entered into in the ordinary course of business are excluded from the above table because they are payable within one year. Amounts for which we are liable under purchase orders are reflected on our consolidated balance sheet as accounts payable and accrued liabilities. We plan to lease additional delivery equipment during 2015 to support anticipated sales growth. These operating leases are not included in the table above.

OTHER CASH OBLIGATIONS NOT REFLECTED IN THE BALANCE SHEET

In accordance with accounting principles generally accepted in the United States, commonly referred to as GAAP, our operating leases are not recorded in our balance sheet. In addition to the lease obligations included in the above table, we have residual value guarantees on certain equipment leases. Under these leases we have the option of (1) purchasing the equipment at the end of the lease term, (2) arranging for the sale of the equipment to a third party, or (3) returning the equipment to the lessor to sell the equipment. If the sales proceeds in either case are less than the residual value, then we are required to reimburse the lessor for the deficiency up to a specified level as stated in each lease agreement. The guarantees under these leases for the residual values of equipment at the end of the respective operating lease periods approximated $2.8 million as of December 31, 2014.

Based upon the expectation that none of these leased assets will have a residual value at the end of the lease term that is materially less than the value specified in the related operating lease agreement or that we will purchase the equipment at the end of the lease term, we do not believe it is probable that we will be required to fund any amounts under the terms of these guarantee arrangements. Accordingly, no accruals have been recognized for these guarantees.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Critical accounting policies are those that both are important to the accurate portrayal of a company’s financial condition and results, and require subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

In order to prepare financial statements that conform to GAAP, we make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. Certain estimates are particularly sensitive due to their significance to the financial statements and the possibility that future events may be significantly different from our expectations.

We have identified the following accounting policies that require us to make the most subjective or complex judgments in order to fairly present our consolidated financial position and results of operations.

Vendor Rebates. Many of our arrangements with our vendors provide for us to receive a rebate of a specified amount payable to us when we achieve any of a number of measures, generally related to the volume of purchases from our vendors. We account for these rebates as a reduction of the prices of the vendor’s products, which reduces inventory until we sell the product, at which time these rebates reduce cost of sales. Throughout the year, we estimate the amount of rebates based upon our historical level of purchases. We continually revise these estimates to reflect actual purchase levels.

If market conditions were to change, vendors may change the terms of some or all of these programs. Although these changes would not affect the amounts which we have recorded related to product already purchased, it may impact our gross margins on products we sell or sales earned in future periods.

Allowance for Doubtful Accounts and Related Reserves. We maintain an allowance for doubtful accounts for estimated losses due to the failure of our customers to make required payments. We perform periodic credit evaluations of our customers and typically do not require collateral. However, we have, in some cases, required customers to collateralize their debt with us. Consistent with industry practices, we typically require payment from most customers within 30 days. As our business is seasonal in certain regions, our customers’ businesses are also seasonal. Sales are lowest in the winter months, and our past due accounts receivable balance as a percentage of total receivables generally increases during this time. Throughout the year, we record estimated reserves based upon our historical write-offs of uncollectible accounts, taking into consideration certain factors, such as aging statistics and trends, customer payment history, independent credit reports, and discussions with customers. Periodically, we perform a specific analysis of all accounts past due and write off account balances when we have exhausted reasonable collection efforts and determined that the likelihood of collection is remote. We charge these write-offs against our allowance for doubtful accounts. Any future decline in the macroeconomic factors that affect the overall housing industry or our specific customers’ business could cause us to revise our estimate of expected losses and increase our allowance for doubtful accounts.

Impairment of Long-Lived Assets. Long-lived assets, including property and equipment, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset group. Our long-lived assets and liabilities are grouped at the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. Our asset groups consist of geographical markets, which are one level below our reporting units. Our judgment regarding the existence of impairment indicators is based on market and operational performance. Determining whether impairment has occurred typically requires various estimates and assumptions, including determining which cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount, and the asset’s residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available.

We use internal cash flow estimates, quoted market prices when available and independent appraisals, as appropriate, to determine fair value. We derive the required cash flow estimates from our historical experience and our internal business plans and apply an appropriate discount rate. These cash flow estimates are over the remaining useful lives of the assets within each market. Forecasted housing starts for each market are used to help estimate future revenue. Historical trends are then used to project gross margins and operating expenses based upon various revenue levels. If these projected cash flows are less than the carrying amount, an impairment loss is recognized based on the fair value of the asset group. Due to the uncertainties associated with these projections, actual results could differ from projected results, and further impairment of long-lived assets could be recorded. Future non-cash impairment of long-lived assets would have the effect of decreasing our earnings or increasing our losses in such period, but would not impact our current outstanding debt obligations or compliance with covenants contained in the related debt agreements.

We recorded no significant asset impairment charges in continuing operations in 2014, 2013 or 2012.

Goodwill. Goodwill represents the excess of the amount we paid to acquire businesses over the estimated fair value of tangible assets and identifiable intangible assets acquired, less liabilities assumed. At December 31, 2014, our goodwill balance was $139.8 million, representing 24.0% of our total assets.

We test goodwill for impairment in the fourth quarter of each year or at any other time when impairment indicators exist by comparing the estimated implied value of a reporting units’ goodwill to its book value. Examples of such indicators that could cause us to test goodwill for impairment between annual tests include a significant change in the business climate, unexpected competition or a significant deterioration in market share. We may also consider market capitalization relative to our net assets. Our industry experienced a significant and severe downturn that began in mid-2006. As such, we have closely monitored the trends in economic factors and their effects on operating results to determine if an impairment trigger was present that would warrant a reassessment of the recoverability of the carrying amount of goodwill prior to the required annual impairment test and performed interim impairment tests when warranted. Housing starts are a significant sales driver for us. If there is a significant decline or an expected decline in housing starts, this could adversely affect our expectations for a reporting unit and the value of that reporting unit. We did not have any goodwill impairments in continuing operations in 2014, 2013 or 2012.

The process of evaluating goodwill for impairment involves the determination of fair value of our reporting units. Our reporting units: Atlantic, Raleigh, Southeast, Florida, Dallas and South Texas represent financially discrete, self-sustaining components. We evaluate goodwill for impairment using a two-step process. The first step is to identify potential impairment by comparing the fair value of a reporting unit to the book value, including goodwill. If the fair value of a reporting unit exceeds the book value, goodwill is not impaired. If the book value exceeds the fair value, the second step of the process is performed to measure the amount of impairment. In step two, the estimated fair value of the reporting unit is allocated to all other assets and liabilities of that reporting unit based on their respective fair values. The excess of the fair value of the reporting unit over the amount allocated to its assets and liabilities is the implied fair value of goodwill. Goodwill impairment is measured as the excess of the carrying value over its implied fair value. The fair value of a reporting unit is estimated based upon the projected discounted cash flow expected to be generated from the reporting unit using a discounted cash flow methodology. Where available and appropriate, comparative market multiples are used to corroborate the results of the discounted cash flow.

We developed a range of fair values for our reporting units using a five-year discounted cash flow methodology. Inherent in such fair value determinations are estimates relating to future cash flows, including revenue growth, gross margins, operating expenses and long-term growth rates, and our interpretation of current economic indicators and market conditions and their impact on our strategic plans and operations. Due to the uncertainties associated with such estimates, interpretations and assumptions, actual results could differ from projected results, and further impairment of goodwill could be recorded.

Significant information and assumptions utilized in estimating future cash flows for our reporting units includes publicly available industry information on projected single-family housing starts and lumber commodity prices which are used to project revenue. Projected gross margins and operating expenses reflect current headcount levels and cost structure and are flexed in future years based upon historical trends at various revenue levels. Long-term growth was based upon terminal value earnings before interest, taxes, depreciation and amortization (EBITDA) multiples of 5.5x for all reporting units to reflect the relevant expected acquisition price. A discount rate of 11.3% was used for all reporting units and is intended to reflect the weighted average cost of capital for a potential market participant and includes all risks of ownership and the associated risks of realizing the stream of projected future cash flows. Decreasing the long-term growth to an EBITDA multiple of 4.5x, or increasing the discount rate by 1.0% to 12.3%, would not have changed the results of our impairment testing.

At December 31, 2014, the fair values of each our reporting units were substantially in excess of their respective carrying values. The excess (or “cushion”) of the implied fair value of goodwill over the carrying value of goodwill for each of our six reporting units which have remaining goodwill balances ranged from $33.1 million to $277.9 million. The cushion for one of our reporting units at December 31, 2014, was $33.1 million. Nonetheless, moderate deviations from projected cash flows for this reporting unit could result in future goodwill impairment. This reporting unit had a goodwill balance of $11.0 million at December 31, 2014. Factors that could negatively impact the estimated fair value of our reporting units and potentially trigger additional impairment include, but are not limited to, unexpected competition, lower than expected housing starts, an increase in market participant weighted average cost of capital, increases in material or labor cost, and significant declines in our market capitalization. Future non-cash impairment of goodwill would have the effect of decreasing our earnings or increasing our losses in such period, but would not impact our current outstanding debt obligations or compliance with covenants contained in the related debt agreements.

Deferred Income Taxes. We evaluate our deferred tax assets on a quarterly basis to determine whether a valuation allowance is required. In accordance with the Income Taxes topic of the Accounting Standards Codification (“Codification”) we assess whether it is more likely than not that some or all of our deferred tax assets will not be realized. Significant judgment is required in estimating valuation allowances for deferred tax assets. The realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income in the applicable carryback or carryforward periods. We consider nature, frequency, and severity of current and cumulative losses, among other matters, the reversal of existing deferred tax liabilities, historical and forecasted taxable income, and tax planning strategies in our assessment. Changes in our estimates of future taxable income and tax planning strategies will affect our estimate of the realization of the tax benefits of these tax carryforwards.

Poor housing market conditions have contributed to our cumulative loss position for the past several years. While we generated income in 2014, we still have a cumulative loss for the three year period ending December 31, 2014. We believe this, as well as uncertainty around the extent and timing of the housing market recovery, represents significant negative evidence in considering whether our deferred tax assets are realizable. Further, we do not believe that relying on projections of future taxable income to support the recovery of deferred tax assets is sufficient.  Based on an evaluation of positive and negative evidence, we concluded that the negative evidence regarding our ability to realize our deferred tax assets outweighed the positive evidence as of December 31, 2014.

In 2014, we reduced our valuation allowance by $7.2 million due to the utilization of net operating losses against federal and state taxable income.  In 2013, we recorded a valuation allowance of approximately $15.3 million related to our continuing operations, which is exclusive of $0.6 million related primarily to reversals of uncertain tax positions due to statute expirations that affected our net operating loss carryforward and valuation allowance. In 2012, we recorded a valuation allowance of approximately $19.6 million related to our continuing operations.

Without continued improvement in housing activity, we could be required to establish additional valuation allowances. However, we had positive earnings before taxes in 2014. To the extent we continue to generate sufficient taxable income in the same jurisdictions in the future to utilize the tax benefits of the related net deferred tax assets, we may reverse some or all of the valuation allowance. We currently estimate that we will likely transition into a three year cumulative income position on a rolling three year period at some time during the year ending December 2015. However, there continues to be uncertainty around housing market projections. Simply coming out of a cumulative loss is not viewed as a bright line and may not be considered sufficient positive evidence to reverse some or all of the valuation allowance if there are other offsetting negative factors. In upcoming quarters, we will closely monitor the positive and negative evidence surrounding our ability to realize our deferred tax assets.

We base our estimate of deferred tax assets and liabilities on current tax laws and rates. In certain cases, we also base our estimate on business plan forecasts and other expectations about future outcomes. Changes in existing tax laws or rates could affect our actual tax results, and future business results may affect the amount of our deferred tax liabilities or the valuation of our deferred tax assets over time. Due to uncertainties in the estimation process, particularly with respect to changes in facts and circumstances in future reporting periods, as well as the residential homebuilding industry’s cyclicality and sensitivity to changes in economic conditions, it is possible that actual results could differ from the estimates used in previous analyses.

Accounting for deferred taxes is based upon estimates of future results. Differences between the anticipated and actual outcomes of these future results could have a material impact on our consolidated results of operations or financial position.

Insurance. We are insured for general liability, auto liability and workers’ compensation exposures, subject to deductible amounts. The expected liability for unpaid claims, including incurred but not reported losses, is determined using the assistance of a third-party actuary and is reflected on our balance sheet as an accrued liability. The amount recoverable from our insurance provider is reflected as an other asset. Our accounting policy includes an internal evaluation and adjustment of our reserve for all insured losses on a quarterly basis. At least on an annual basis, we engage an external actuarial professional to independently assess and estimate the total liability outstanding, which is compared to the actual reserve balance at that time and adjusted accordingly.

Stock-Based Compensation. Calculating stock-based compensation expense requires the input of subjective assumptions. We determine the fair value of each option grant using the Black-Scholes option-pricing model with assumptions based primarily on historical data. Specific inputs to the model include: the expected life of the stock-based awards, stock price volatility, dividend yield and risk-free rate.

The expected life represents the period of time the options are expected to be outstanding. We have used the simplified method for determining the expected life assumption due to limited historical exercise experience on our stock options. The expected volatility is based on the historical volatility of our common stock over the most recent period equal to the expected life of the option. The expected dividend yield is based on our history of not paying regular dividends in the past and our current intention to not pay regular dividends in the foreseeable future. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant and has a term equal to the expected life of the options. We record expense for the unvested portion of grants over the requisite service (i.e., vesting) periods.

RECENTLY ISSUED ACCOUNTING STANDARDS

In January 2015 the FASB issued an update to the existing guidance under the Income Statement topic of the Codification.  This update eliminates the concept of extraordinary items and the requirement to assess whether an event or transaction is both unusual in nature and infrequent in occurrence and to separately present any such items on the statement of operations after income from continuing operations. Under the updated guidance such items will either be presented as a separate component of income from continuing operations or disclosed in the notes to the financial statements. This guidance is effective for interim and annual periods beginning after December 15, 2015. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption, but not required. The guidance allows either prospective or retrospective methods of adoption. We do not currently expect that the adoption of this update will have an impact on our financial statements.

In November 2014 the FASB issued an update to the existing guidance under the Business Combinations topic of the Codification. This update allows, but does not require, an acquired entity to apply pushdown accounting in its stand-alone financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. The decision to apply pushdown accounting may be made independently for each change in control event. This new guidance was effective on November 18, 2014 and can be applied retrospectively. This updated guidance did not have an impact on our financial statements. We will assess the need to apply pushdown accounting for future acquisitions on an individual basis, when necessary.

In August 2014, the FASB issued an update to the existing guidance under the Presentation of Financial Statements topic of the Codification. This update requires management to perform interim and annual assessments on whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year of the date the financial statements are issued and to provide related disclosures, if required. This new guidance is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted, but not required. We are currently evaluating the impact of this guidance on our financial statements.

In May 2014, the FASB issued an update to the existing guidance under the Revenue Recognition topic of the Codification which is a comprehensive new revenue recognition model requiring a company to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  This new guidance is effective for annual reporting periods beginning after December 15, 2016. Accordingly, we will adopt this guidance beginning January 1, 2017.  Early adoption of this guidance is not permitted.  This guidance allows either full retrospective or modified retrospective methods of adoption. We are currently evaluating the impact of this guidance on our financial statements.

In April 2014, the FASB issued an update to the existing guidance under the Presentation of Financial Statements and Property, Plant, and Equipment topics of the Codification. This update changes the criteria for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements. Under the previous guidance any component of an entity that was a reportable segment, an operating segment, a reporting unit, a subsidiary, or an asset group was eligible for discontinued operations presentation. The revised guidance only allows disposals of components of entity that represent a strategic shift that has, or will have, a major effect on an entity’s operations and financial results to be presented as a discontinued operation. This update is effective for fiscal years, and interim periods beginning after December 15, 2014. Early adoption is permitted, but not required. The guidance applies prospectively to new disposals and new classifications of disposal groups as held for sale after the effective date. We do not expect that the adoption of this update will have an impact on our financial statements.